Consent of Independent Registered Public Accounting Firm
The Board of Directors
Cushman & Wakefield plc:
We consent to the incorporation by reference in the registration statement (No. 333-226875) on Form S-8 of Cushman & Wakefield plc of our report dated February 28, 2019, with respect to the consolidated balance sheets of Cushman & Wakefield plc as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive loss, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement schedule II (collectively, the “consolidated financial statements”), which report appears in the December 31, 2018 annual report on Form 10-K of Cushman & Wakefield plc.

Our report refers to a change to the method of revenue recognition upon the Company's adoption of FASB ASC 606, and a change to the straight line attribution method of recognizing stock-based compensation expense.

/s/ KPMG LLP
Chicago, Illinois
February 28, 2019